Exhibit 99.1

G&K Services Reports Fiscal 2010 Fourth Quarter Results

Company Expands Adjusted Operating Margins by 200 Basis Points;

Continues to Generate Solid Cash Flow and Pay Down Debt

MINNEAPOLIS--(BUSINESS WIRE)--August 17, 2010--G&K Services, Inc. (NASDAQ: GKSR), today reported fourth quarter fiscal 2010 revenue of $220.2 million, which compares to revenue of $218.0 million in the prior-year period. This higher level of revenue resulted from the extra week in our fourth quarter, an accounting change related to certain in-service merchandise items and a stronger Canadian dollar. The extra week accounted for approximately $15.0 million and the accounting change added $6.7 million. These gains in revenue were partially offset by the loss of revenue from continued difficult economic conditions and divestiture activity. The company’s rental revenue, after adjusting for divestiture activity, the accounting change and foreign currency translation, continued to stabilize for the fourth consecutive quarter.

The company reported fourth quarter net earnings of $0.61 per diluted share. This compares to prior-year period earnings of $0.16 per share. The company’s current year fourth quarter included a benefit of $0.23 per diluted share due to an accounting change related to certain in-service inventory items and a gain of $0.02 per diluted share from divestitures and asset sales. The prior-year period included a charge of $0.11 per diluted share related to the company’s leadership transition. Current year fourth quarter adjusted earnings of $0.36 per diluted share, which included an estimated $0.03 per diluted share related to the extra week, increased 33.3 percent compared to adjusted earnings of $0.27 per diluted share in the prior-year period. The increase in earnings was due to lower merchandise expense, production cost efficiencies, reduced administrative spending and increased earnings from specific location profit improvement actions, partially offset by the decline in organic revenue.

“Our fourth quarter performance continues the positive earnings trend driven by our new game plan,” said Douglas A. Milroy, G&K’s chief executive officer. “Our redoubled focus on customer satisfaction, better day-to-day execution, sharpened cost management and improvements in underperforming locations have strengthened our business. We’re particularly pleased with our improved customer retention, increased productivity per employee, significant progress with underperforming locations and strong cash flow. Clearly, our first year of progress substantiates our new game plan.”

Income Statement Review

Fourth quarter revenue from rental operations was $203.5 million, up from $200.7 million in the prior-year period. The company’s rental organic growth rate was negative 6.25 percent, compared to negative 11.5 percent in the prior-year period. The improvement in rental organic growth was driven by improved customer retention and employment levels. Organic growth is calculated using revenue, adjusted for foreign currency exchange rate differences, acquisitions, divestitures, the accounting change and the 53rd week of fiscal 2010. Fourth quarter revenue from direct sales was $16.6 million, compared to $17.3 million in the prior-year period.

Fourth quarter operating margin was 9.8 percent, compared to 3.3 percent in the prior-year period. The current year fourth quarter adjusted operating margin was 6.7 percent when excluding the benefit from the accounting change and net gains from divestiture activity and asset sales. The prior-year period adjusted operating margin was 4.7 percent when excluding the charges from the leadership transition. The 200 basis point expansion in adjusted operating margin resulted from reduced merchandise expense, lower production costs, reduced administrative expenses and the continued specific location profit improvement actions.

Financial Strength

The company’s balance sheet remains strong. As of July 3, 2010, the company had total borrowings of $161.4 million and a debt to capitalization ratio of 25.7 percent. Total shareholders’ equity at the end of the fourth quarter was $466.9 million.

The company continued to generate strong cash flow from operations and has reduced its debt, net of cash, by $66.7 million in the last 12 months. Cash provided by operating activities for the fiscal year ended July 3, 2010 was $72.7 million, driven by continued strong working capital management. In fiscal 2010, the company also generated $21.6 million from the divestiture of business assets. During the fiscal year, free cash flow, defined as cash flow from operations less capital expenditures, was $56.0 million.

Outlook

The company expects first quarter revenue to be down slightly from the prior-year first quarter, after adjusting for divestiture activity. The company also expects first quarter adjusted operating margin to increase modestly as compared to the adjusted operating margin in the prior-year first quarter and be slightly lower than the adjusted operating margin in the company’s fiscal 2010 fourth quarter. The first quarter effective tax rate is expected to increase to approximately 42.0 percent as a result of the expiration of stock options. In addition, the company’s first quarter results will include a benefit from the accounting change of approximately $4.0 million.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CDT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through September 17, 2010.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended July 3, 2010			Three Months Ended June 27, 2009
	Operating	Net	Earnings	Operating	Net	Earnings
(U.S. Dollars, in thousands, except per share data)	Income	Income	Per Share	Income	Income	Per Share
As Reported	$21,543	$11,141	$0.61	$7,289	$2,843	$0.16
Add: Leadership transition changes	-	-	-	2,986	2,019	0.11
Less: Change in accounting	(6,651)	(4,199)	(0.23)	-	-	-
Less: Divestitures of business assets	(578)	(357)	(0.02)	-	-	-
As Adjusted	$14,314	$6,585	$0.36	$10,275	$4,862	$0.27

	Twelve Months Ended July 3, 2010			Twelve Months Ended June 27, 2009
	Operating	Net	Earnings	Operating	Net	Earnings
(U.S. Dollars, in thousands, except per share data)	Income	Income	Per Share	Income	Income	Per Share
As Reported	$59,621	$28,612	$1.56	$(76,043)	$(72,464)	$(3.94)
Add: Goodwill and other impairment charges	-	-	-	126,719	94,358	5.13
Add: Cost reduction activities and reserves for certain matters	1,114	688	0.04	10,358	7,838	0.43
Add: Leadership transition changes				2,986	2,019	0.11
Less: Change in accounting	(6,651)	(4,199)	(0.23)	-	-	-
Less: Divestitures of business assets	(5,118)	(3,836)	(0.21)	-	-	-
As Adjusted	$48,966	$21,265	$1.16	$64,020	$31,751	$1.73

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Twelve Months Ended
	July 3,	June 27,	July 3,	June 27,
(U.S. Dollars, in thousands, except per share	2010	2009	2010	2009
data)

Revenues
Rental operations	$203,512	$200,710	$776,098	$860,921
Direct sales	16,643	17,274	57,494	75,044
Total revenues	220,155	217,984	833,592	935,965

Operating Expenses
Cost of rental operations	136,805	142,612	539,711	603,524
Cost of direct sales	12,300	12,828	42,555	55,650
Selling and administrative	49,507	55,255	191,705	226,115
Goodwill and other impairment charges	-	-	-	126,719
Total operating expenses	198,612	210,695	773,971	1,012,008
Income/(Loss) from Operations	21,543	7,289	59,621	(76,043)
Interest expense	3,174	3,315	13,849	13,996
Income/(Loss) before Income Taxes	18,369	3,974	45,772	(90,039)
Provision for income taxes	7,228	1,131	17,160	(17,575)
Net Income/(Loss)	$11,141	$2,843	$28,612	$(72,464)
Basic weighted average number
of shares outstanding	18,307	18,216	18,299	18,389
Basic Earnings per Common Share	$0.61	$0.16	$1.56	$(3.94)
Diluted weighted average number
of shares outstanding	18,386	18,216	18,348	18,389
Diluted Earnings per Common Share	$0.61	$0.16	$1.56	$(3.94)

Dividends per share	$0.075	$0.070	$0.300	$0.280

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	July 3,	June 27,
	2010	2009
(U.S. Dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$8,774	$13,136
Accounts receivable, net	82,754	85,209
Inventories, net	126,325	141,616
Other current assets	21,279	21,241
Total current assets	239,132	261,202

Property, Plant and Equipment, net	194,988	216,736
Goodwill	323,055	319,942
Other Assets	56,693	59,412
Total assets	$813,868	$857,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$25,944	$29,134
Accrued expenses	71,478	85,134
Deferred income taxes	3,557	3,414
Current maturities of long-term debt	1,023	7,744
Total current liabilities	102,002	125,426

Long-Term Debt, net of Current Maturities	160,398	224,781
Deferred Income Taxes	1,242	1,893
Accrued Income Taxes – Long Term	10,113	12,016
Other Noncurrent Liabilities	73,217	55,820
Stockholders' Equity	466,896	437,356
Total liabilities and stockholders’ equity	$813,868	$857,292

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Twelve Months Ended
	July 3,	June 27,
(U.S. Dollars, in thousands)	2010	2009
Operating Activities:
Net income/(loss)	$28,612	$(72,464)
Adjustments to reconcile net income/(loss) to net cash
provided by operating activities -
Depreciation and amortization	40,188	44,252
Goodwill and other impairment charges	-	126,719
Deferred income taxes	(1,824)	(34,999)
Other adjustments	(636)	7,856
Changes in current operating items	9,952	29,038
Other assets and liabilities	(3,582)	2,778
Net cash provided by operating activities	72,710	103,180
Investing Activities:
Property, plant and equipment additions, net	(16,710)	(23,330)
Divestitures of business assets, net	21,620	-
Net cash provided by/(used for) investing activities	4,910	(23,330)
Financing Activities:
Payments of long-term debt	(7,535)	(7,740)
Payments of revolving credit facilities, net	(68,710)	(48,500)
Cash dividends paid	(5,579)	(5,213)
Net issuance of common stock, primarily under stock option plans	384	210
Purchase of common stock	(395)	(17,047)
Net cash used for financing activities	(81,835)	(78,290)
(Decrease)/Increase in Cash and Cash Equivalents	(4,215)	1,560
Effect of Exchange Rates on Cash	(147)	(1,075)

Cash and Cash Equivalents:
Beginning of period	13,136	12,651
End of period	$8,774	$13,136

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations